EXHIBIT 10.7

FIRST AMENDMENT TO NOTE AGREEMENT
THIS FIRST AMENDMENT, dated as of August 7, 2012 (this "First Amendment"), to the Amended and Restated Note Purchase and Private Shelf Agreement, dated as of May 25, 2012 (as amended or otherwise modified to date, the "Note Agreement"), is between Nu Skin Enterprises, Inc., a Delaware corporation (the "Company"), on the one hand, and Prudential Investment Management, Inc. and each of the holders of Notes appearing on the signature pages hereto (collectively "Prudential"), on the other hand.
RECITALS
A.            Pursuant to the request of the Company, the Company and Prudential now desire to amend the Note Agreement in the respects, but only in the respects, hereinafter set forth.
B.            Capitalized terms used herein shall have the respective meanings ascribed thereto in the Note Agreement unless herein defined or the context shall otherwise require.
C.            All requirements of law have been fully complied with and all other acts and things necessary to make this First Amendment a valid, legal and binding instrument according to its terms for the purposes herein expressed have been done or performed.
NOW, THEREFORE, upon the full and complete satisfaction of the conditions precedent to the effectiveness of this First Amendment set forth in Section 3 hereof, and in consideration of good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and Prudential do hereby agree as follows:
Section 1	Amendments to Note Agreement.

1.1            Section 10.4 of the Note Agreement is hereby amended and restated to read as follows:

10.4	Minimum Consolidated Net Worth.
The Company will not, at any time, permit Consolidated Net Worth to be less than $450,000,000.
1.2            Section 10.10 of the Note Agreement is hereby amended and restated to read as follows:

10.10            Limitation on Restricted Payments.
The Company will not, and will not permit any Restricted Subsidiary to, at any time declare or make, or become required to declare or make, any Restricted Payment, unless after giving effect thereto, the aggregate amount of all Restricted Payments declared or made after June 30, 2012 does not exceed the sum of (a) $100,000,000, plus (b) 100% of (x) the aggregate amount of Cash Flow from Operations for the period commencing on July 1, 2012 and terminating at the end of the last fiscal quarter immediately preceding the date of any proposed Restricted Payment minus (y) the aggregate amount of all Capital Expenditures during such period and (ii) no Default or Event of Default exists or would exist after giving effect to such Restricted Payment.

1.3            Schedule A of the Note Agreement is hereby amended by inserting therein, in the proper alphabetical, order the following addition defined terms, as follows:

"Capital Expenditures" means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Company, including expenditures in respect of Capital Leases.
"Cash Flow from Operations" means the consolidated cash flow from operations of the Company and its Restricted Subsidiaries as determined in accordance with GAAP.
"Restricted Payment" means any of the following:
(a)            any declaration or payment of dividends, either in cash or property, on any shares of capital stock of any class of the Company or any Restricted Subsidiary (except (i) dividends or other distributions payable solely in shares of common stock, and (ii) dividends and distributions paid by a Restricted Subsidiary solely to the Company or a Wholly-Owned Restricted Subsidiary); or
(b)            any purchase, redemption or retirement, either directly or indirectly, or through any Restricted Subsidiary, of shares of capital stock of any class of the Company or any Restricted Subsidiary or any warrants, rights or options to purchase or acquire any shares of capital stock of the Company or any Restricted Subsidiary; or

(c)            any payment or distribution, either directly or indirectly or through any Restricted Subsidiary, in respect of capital stock of any class of the Company or any Restricted Subsidiary (except payments and distributions made by a Restricted Subsidiary solely to the Company or a Wholly-Owned Restricted Subsidiary).

Section 2	Representations and Warranties and Covenants of the Company.

2.1            To induce Prudential to execute and deliver this First Amendment (which representations shall survive the execution and delivery of this First Amendment), the Company represents and warrants to Prudential that:

(a)
this First Amendment has been duly authorized, executed and delivered by it and this First Amendment constitutes the legal, valid and binding obligation, contract and agreement of the Company, enforceable against it in accordance with its terms, except as enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(b)
the Note Agreement, as amended by this First Amendment, constitutes the legal, valid and binding obligation, contract and agreement of the Company, enforceable against it in accordance with its terms, except as enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(c)
the execution, delivery and performance by the Company of this First Amendment (i) has been duly authorized by all requisite corporate action and, if required, shareholder action, (ii) does not require the consent or approval of any governmental or regulatory body or agency, and (iii) will not (A) violate (1) any provision of law, statute, rule or regulation or its certificate of incorporation or bylaws, (2) any order of any court or any rule, regulation or order of any other agency or government binding upon it, or (3) any provision of any material indenture, agreement or other instrument to which it is a party or by which its properties or assets are or may be bound, or (B) result in a breach or constitute (alone or with due notice or lapse or both) a default under any indenture, agreement or other instrument referred to in clause (iii)(A)(3) of this Section 2.1(c); and

(d)	as of the date hereof and after giving effect to this First Amendment, no Default or Event of Default has occurred which is continuing.

2.2            The Company agrees that it shall promptly pay the reasonable fees and expenses of Bingham McCutchen LLP in connection with the negotiation, preparation, approval, execution and delivery of this First Amendment.

Section 3	Conditions to Effectiveness of This Agreement.

This First Amendment shall become effective as of the opening of business on the date hereof (the "First Amendment Effective Date") upon (a) the delivery to Prudential of executed counterparts of this First Amendment, duly executed by the Company and the Required Holders, and (b) the delivery to Prudential of a fully executed and effective amendment to the Company's Bank Credit Agreement and any other Material Credit Facility (if any) which provides for amendments thereto which are substantially identical to those provided herein.
Section 4	Miscellaneous.

4.1            This First Amendment may be executed in any number of counterparts, each counterpart constituting an original, but all together only one agreement.  Delivery of executed counterparts of this First Amendment by telefacsimile or other secure electronic format (pdf) shall be effective as an original.

4.2            The amendments, limited waiver and other modifications set forth in this First Amendment shall be limited precisely as written and shall not be deemed to be (a) an amendment, consent or waiver of any other terms or conditions of the Note Agreement or any other document related to the Note Agreement, or (b) a consent to any future amendment, consent or waiver.  Except as expressly set forth in this letter, the Note Agreement and the other Transaction Documents shall continue in full force and effect.

4.3            This First Amendment shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the internal laws of the State of New York, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

NU SKIN ENTERPRISES, INC.

By:  /s/ Ritch Wood
Name: Ritch Wood
Its:  Chief Financial Officer
PRUDENTIAL INVESTMENT MANAGEMENT, INC.

By:  /s/ David Levine
Its:  Vice President
THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:    /s/ David Levine
Its:  Vice President
PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

By:            Prudential Investment Management,
Inc., as investment manager

By:    /s/ David Levine
Its:  Vice President
PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY

By:    /s/ David Levine
Its:  Vice President
PRUCO LIFE INSURANCE COMPANY

By:    /s/ David Levine
Its:  Vice President
MTL INSURANCE COMPANY

By:            Prudential Private Placement   Investors, L.P., as investment advisor

By:            Prudential Private Placement   Investors, Inc., as its general partner

By:    /s/ David Levine
Its:  Vice President
GIBRALTAR LIFE INSURANCE CO., LTD.

By:            Prudential Investment Management  (Japan), as investment manager

By:            Prudential Investment Management,  Inc., as sub-adviser

By:  /s/ David Levine
Its:  Vice President